For Immediate Release
October 5, 2004

Contact: William M. Gilfillan
Executive Vice President and Chief Financial Officer
Phone: (718) 855-3555

Atlantic Liberty Financial Corp. Reports Settlement of Litigation.

BROOKLYN, NY Atlantic Liberty Financial Corp., (NASDAQ: ALFC), the
holding company of Atlantic Liberty Savings, F.A. (the Bank) announced the settlement of litigation commenced in 1999. Under terms of the settlement, which occurred on September 30, 2004, the bank received $825,000.
In connection with the litigation, the bank has recorded legal and
other related fees of $230,000 in fiscal 2005 and   $95,000 in fiscal 2004.
For fiscal 2005, after taxes and legal fees, the settlement will result in net proceeds of approximately $ 340,000.

At June 30, 2004, Atlantic Liberty Financial Corp. had consolidated assets of $182.7 million, deposits of $110.1 million, and stockholders equity of $25.4 million. The bank operates from two locations in Brooklyn, New York.